U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2006

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14785 Preston Road, Suite 550, Dallas, Texas 75254
(Address of Principal Executive Offices)

(972) 789-5136
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 20, 2006, the Board of Directors of Energytec held a meeting at which the date for the next annual meeting of stockholders was set, among other matters. The Board of directors set, by a majority vote, the following dates:

Record date for the meeting	April 2, 2007
Stockholder meeting date	May 10, 2007

The Board determined that this timing will allow Energytec to become current in its reporting obligations under the Securities Exchange Act of 1934, seek out prospective nominees for election to the Board, complete its annual report on Form 10-K for 2006 and deliver a new annual report to shareholders, Energytec must also take other steps to meet the procedural requirements of SEC proxy rules that apply to Energytec and its solicitation of proxies in order to establish a quorum and hold a valid meeting of stockholders.

Energytec intends to disseminate notice of the meeting and proxy materials to stockholders on or about April 6, 2007. As provided in the bylaws, a stockholder may properly bring an item of business or other matter before the meeting only if written notice of the matter is provided to the corporate secretary of Energytec at least 120 days prior to the date set for sending out the notice of meeting, and the proposed item or matter is included in the notice of meeting sent by Energytec to its stockholders.

Therefore, any item of business or other matter that a stockholder wishes to bring before the annual stockholder meeting scheduled for May 10, 2007, should be stated in writing and delivered to the corporate secretary of Energytec on or before December 7, 2006, at the following address:

Energytec, Inc.
Attn: Corporate Secretary
14785 Preston Road, Suite 550
Dallas, Texas 75254

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the Board of Directors meeting an amendment to the bylaws of Energytec was approved by majority vote of the Board. Article III, Section 5 of the bylaws was amended to eliminate the requirement that minutes of a Board meeting held by telephone conference call be signed by all directors. Minutes of such meetings held by telephone conference call will now be circulated for review and approval at a subsequent meeting of the directors, as is the practice for Board meetings held in person. The change in the bylaws was effective on October 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: October 24, 2006	By:	/s/ Don Lambert
Don Lambert, Chief Executive Officer